ENERGY TRANSFER PARTNERS AND ENERGY TRANSFER EQUITY ANNOUNCE CLOSING OF TWO MAJOR TRANSACTIONS IN SIMPLIFYING STRUCTURE

Southern Union Gathering Contribution to Regency Energy Partners and ETP Holdco Transactions Completed

DALLAS, April 30, 2013 – Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) announced today the closing of two major transactions, executing on their commitment to simplify their structures and optimize their asset portfolios.

Southern Union Gathering Company to Regency Energy Partners

Southern Union Company (Southern Union), an affiliate of ETE and ETP, closed on its previously announced agreement to contribute Southern Union Gathering Company, LLC, the owner of Southern Union Gas Services, Ltd. (SUGS), to Regency Energy Partners LP (NYSE: RGP) in exchange for $1.5 billion of cash and Regency equity. The transaction includes a 5,600-mile gathering system in West Texas and New Mexico and approximately 500 million cubic feet per day of processing and treating facilities.

ETP Acquires ETE’s Interest in ETP Holdco

ETP closed on its previously announced agreement to acquire ETE’s 60% interest in ETP Holdco Corp. for $3.75 billion of cash and ETP equity. ETP Holdco is an entity formed by ETP and ETE in 2012 to own the equity interests in Southern Union and Sunoco, Inc. With the closing of this acquisition, ETP now owns 100% of ETP Holdco.

Transactions Simplify Partnership Structure

The contribution of SUGS to Regency and ETP’s acquisition of ETE’s interest in ETP Holdco represent important steps in executing on ETE’s and ETP’s commitment to simplify their structures and optimize their asset portfolios. These completed transactions follow the December announcement by ETE and ETP that Southern Union’s local distribution companies (LDCs), Missouri Gas Energy and New England Gas Company, would be sold. The sale of the LDCs is expected to close in the third quarter of 2013.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 62,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns general partner interests, 100% of the incentive distribution rights, and a 33.5 million limited partner units in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 100 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. The ETE family of companies owns more than 71,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)